As filed with the Securities and Exchange Commission on February 29, 2024

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

SHIFT4 PAYMENTS, INC.

(Exact name of registrant as specified in its charter)

Delaware	84-3676340
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

3501 Corporate Parkway Center Valley, PA	18034
(Address of Principal Executive Offices)	(ZIP Code)

Amended and Restated Shift4 Payments, Inc. 2020 Incentive Award Plan

(Full title of the plan)

Jordan Frankel

Secretary, General Counsel and Executive Vice President, Legal, Risk and Compliance

Shift4 Payments, Inc.

3501 Corporate Parkway

Center Valley, PA 18034

(Name and address of agent for service)

(888) 276-2108

(Telephone number, including area code, of agent for service)

Copy to:

Marc D. Jaffe

Ian D. Schuman

Adam J. Gelardi

Latham & Watkins LLP

1271 Avenue of the Americas

New York, NY 10020

(212) 906-1200

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

EXPLANATORY NOTE

This Registration Statement on Form S-8 is being filed for the purpose of registering an additional 1,770,724 shares of the Registrant’s Class A Common Stock, par value $0.0001 per share ( the “Shares”) to be issued pursuant to the Registrant’s Amended and Restated 2020 Incentive Award Plan (the “2020 Plan”), as a result of the operation of an automatic annual increase provision therein, and for which a Registration Statement of the Registrant on Form S-8 relating to the same employee benefit plan is effective.

INCORPORATION BY REFERENCE OF CONTENTS OF REGISTRATION STATEMENTS ON FORM S-8

The contents of the Registration Statements on Forms S-8 (File Nos. 333-239042, 333-253998, 333-263175, and 333-269371), including any amendments thereto, filed with the Securities and Exchange Commission (the “SEC”) and relating to the 2020 Plan, are incorporated herein by reference.

Item 8. Exhibits.

Exhibit Number	Exhibit Index

4.1	Amended and Restated Certificate of Incorporation of Shift4 Payments, Inc. (incorporated by reference to Exhibit 4.1 to the Registrant’s Registration Statement on Form S-8 (File No. 333-239042), filed on June 9, 2020 with the SEC).

4.2	Amended and Restated Bylaws of Shift4 Payments, Inc., effective as of June 4, 2020 (incorporated by reference to Exhibit 4.2 to the Registrant’s Registration Statement on Form S-8 (File No. 333-239042), filed on June 9, 2020 with the SEC).

5.1*	Opinion of Latham & Watkins LLP.

23.1*	Consent of PricewaterhouseCoopers LLP as to Shift4 Payments, Inc.

23.2*	Consent of Latham & Watkins LLP (included in Exhibit 5.1).

24.1*	Power of Attorney (included on the signature page hereto).

99.1	Amended and Restated Shift4 Payments, Inc. 2020 Incentive Award Plan. (incorporated by reference to Exhibit 10.1 to the Registrant’s Current Report on Form 8-K (File No. 001-39313), filed on June 13, 2022 with the SEC).

107*	Filing Fee Table.

*	Filed herewith.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Center Valley, State of Pennsylvania, on February 29, 2024.

SHIFT4 PAYMENTS, INC.

By	/s/ Jared Isaacman
Jared Isaacman
Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL MEN AND WOMEN BY THESE PRESENTS, that each person whose signature appears below hereby severally constitutes and appoints each of Registrant’s Chief Executive Officer and Chief Financial Officer (currently Jared Isaacman and Nancy Disman, respectively) as such person’s true and lawful attorney-in-fact and agent, each acting alone, with full power of substitution and resubstitution, for and in such person’s name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement and all documents relating thereto, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the SEC, granting unto such attorneys-in-fact and agents, each acting alone, full power and authority to do and perform each and every act and thing necessary or advisable to be done in and about the premises, as fully to all intents and purposes as such person might or could do in person, hereby ratifying and confirming all that such attorneys-in-fact and agents, each acting alone, or such person’s substitute or substitutes, lawfully may do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Jared Isaacman Jared Isaacman	Chief Executive Officer and Director (Principal Executive Officer)	February 29, 2024

/s/ Nancy Disman Nancy Disman	Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)	February 29, 2024

/s/ Sam Bakhshandehpour Sam Bakhshandehpour	Director	February 29, 2024

/s/ Christopher Cruz Christopher Cruz	Director	February 29, 2024

/s/ Karen Roter Davis	Director	February 29, 2024
Karen Roter Davis

/s/ Sarah Goldsmith-Grover	Director	February 29, 2024
Sarah Goldsmith-Grover

/s/ Jonathan Halkyard	Director	February 29, 2024
Jonathan Halkyard

/s/ Donald Isaacman Donald Isaacman	Director	February 29, 2024